United States securities and exchange commission logo





                       September 22, 2022

       George Gresham
       Chief Financial Officer and Chief Operating Officer
       Green Dot Corporation
       114 W 7th Street
       Suite 240
       Austin, Texas 78701

                                                        Re: Green Dot
Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-34819

       Dear Mr. Gresham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance